As filed with the Securities and Exchange Commission on December 19, 2019.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________________________________________________

 FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
__________________________________________________________________________
FMC CORPORATION
(Exact name of Registrant as specified in its charter)
__________________________________________________________________________

Delaware	94-0479804
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2929 Walnut Street Philadelphia, Pennsylvania 19104
(Address of principal executive offices)
_______________________________________________________________________

FMC Corporation Non-Qualified Savings and Investment Plan
(Full title of the plan)
_______________________________________________________________________

Michael F. Reilly, Esq.
Executive Vice President, General Counsel and Secretary
FMC Corporation
2929 Walnut Street
Philadelphia, PA 19104
(Name and Address of Agent For Service)

Telephone: (215) 299-6000
(Telephone Number, Including Area Code, of Agent For Service)
_______________________________________________________________________

Copies of all communications to:

Robert Friedel, Esq.
Pepper Hamilton LLP
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103-2779
(215) 981-4000
__________________________________________________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
FMC Corporation Non-Qualified Savings and Investment Plan Obligations (1)	$50,000,000	100% (2)	$50,000,000 (2)	$6,490.00
Common Stock, par value $0.10 per share	1,000,000	$99.725 (3)	$99,725,000 (3)	$12,944.31

(1) The FMC Corporation Non-Qualified Savings and Investment Plan Obligations are unsecured obligations of FMC Corporation to pay deferred compensation in the future in accordance with the FMC Corporation Non-Qualified Savings and Investment Plan, as amended.
(2) Estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of computing the registration fee.
(3) Estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of computing the registration fee on the basis of the average of the high and low prices of the Registrant’s common stock as reported on the New York Stock Exchange on December 13, 2019.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the FMC Corporation Non-Qualified Savings and Investment Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”), such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by FMC Corporation (the “Company”) with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated in this Registration Statement by reference:

(a) The Company’s Annual Report on Form 10-K for the year ended December 31, 2018, including the Current Report on Form 8-K filed with the Commission on August 2, 2019 (reflecting updated financial information that initially appeared in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018);

(b) The Company’s Quarterly Reports on Forms 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019; and

(c) The Company’s Current Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that are related to such items) filed with the Commission on January 15, 2019, February 11, 2019 (including the Form 8-K/A filed thereon, but excluding the Form 8-K filed at Film No. 19586236), February 26, 2019, March 7, 2019, May 1, 2019, May 20, 2019, August 2, 2019, and September 23, 2019.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Under the FMC Corporation Non-Qualified Savings and Investment Plan, as amended (the “Plan”), a select group of highly compensated employees (“Participants”) have the opportunity to elect to defer receipt of base salary and annual cash incentive awards, to the extent allowed by the Plan. In addition, the Company will also match a certain percentage of Participant elective deferrals under the Plan and make certain non-elective contributions to the

Plan. The Participant elective contributions and employer matching and non-elective contributions to the Plan are referred to as the “Obligations.”

The FMC Corporation Non-Qualified Savings and Investment Plan Obligations (the “Obligations”) are deemed notionally invested in investment option(s) selected by each Participant from a list provided by the Company from time to time. Currently, these investment options include certain mutual funds, and a Company stock fund. The Company tracks the Obligations, including any gains and losses based on notional investments, in Participant accounts created for bookkeeping entry only. Distributions under the Plan generally commence six months following a Participant’s separation from service, unless the Participant has elected an earlier distribution date. The Participant may elect to receive distributions in a lump sum or installments.

A Participant’s rights to any amounts credited to his or her accounts may not be assigned during his or her lifetime, unless required by applicable law. However, the Plan administrator may establish rules and procedures to enable a Participant to designate a beneficiary under the Plan to receive distributions in the event of his or her death.

The Obligations are unsecured general obligations of the Company to pay the deferred compensation in the future in accordance with the terms of the Plan. The Company is not required to fund or otherwise segregate assets to be used for the payment of the Obligations. Notwithstanding the foregoing, the Company has established a grantor trust to hold assets to be used for payment of the Obligations. However, the assets of the trust remain the assets of the Company subject to the claims of its general creditors.

The Company reserves the right to amend the Plan at any time, provided that an amendment may not impair Participants’ rights with respect to amounts previously accrued under the Plan. In addition, the Company may terminate the Plan at any time.

Item 5. Interests of Named Experts and Counsel.

The validity of the Common Stock registered hereunder has been passed upon for the Company by Michael F. Reilly. As of December 19, 2019, Michael F. Reilly, Executive Vice President, General Counsel and Secretary of the Company, beneficially owns 10,798 outstanding shares of Common Stock and owns options to purchase an additional 34,421 shares of Common Stock.

Item 6. Indemnification of Directors and Officers.

The Company is organized under the laws of the State of Delaware. The General Corporation Law of the State of Delaware, as amended (the “DGCL”), provides that a Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expense, liability or loss (including attorneys’ fees, judgments, fines and amounts paid in settlement) reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In the case of an action or suit brought by or in the right of the corporation, indemnification of any director, officer and other agent against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit is permitted if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation; however, no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery, or the court in which such action or suit was brought, shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Article XI of the Company’s Restated By-Laws provides for the indemnification of directors and officers of the Company each of whom was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Company, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, to the fullest extent permitted by the DGCL and specifies procedures to be followed by the Company and any person requesting indemnification in connection with any claim.

Under the DGCL, a Delaware corporation has the power to purchase and maintain insurance on behalf of any director, officer, employee or other agent of the Company or, if serving in such capacity at the request of the Company, of another enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation has the power to indemnify such person against such liability under the DGCL. The Company has purchased directors and officers liability insurance. A Delaware corporation also may, with certain limitations, set forth in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL (relating to unlawful payments of dividends or stock repurchases), or (4) for any transaction from which the director derived an improper personal benefit. Article Eighth of the Company’s Restated Certificate of Incorporation includes such a provision.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits filed as part of this Registration Statement are as follows:

Exhibit No.	Exhibit Description
4.1
FMC Corporation Non-Qualified Savings and Investment Plan, effective as of December 17, 2008, incorporated by reference to Exhibit 10.7 to the Company’s Annual Report on Form 10-K, filed with the Commission on February 23, 2009.

4.2	Adoption Agreement for FMC Corporation Non-Qualified Savings and Investment Plan, effective as of December 17, 2008.

4.2.a	Amendment to the Adoption Agreement for FMC Corporation Non-Qualified Savings and Investment Plan, effective as of January 1, 2018.

4.3
FMC Corporation Non-Qualified Savings and Investment Plan Trust, by and between Fidelity Management Trust Company and the Company, as amended and restated effective as of September 28, 2001, incorporated by referenced to Exhibit 10.7.a to the Company’s Quarterly Report on Form 10-Q, filed with the Commission on November 7, 2001.

4.3.a
First Amendment to FMC Corporation Non-Qualified Savings and Investment Plan Trust between Fidelity Management Trust Company and the Company, effective as of October 1, 2003, incorporated by reference to Exhibit 10.15.a to the Company’s Annual Report on Form 10-K, filed with the Commission on March 11, 2004.

4.3.b
Second Amendment to FMC Corporation Non-Qualified Savings and Investment Plan Trust between Fidelity Management Trust Company and the Company, effective as of January 1, 2004, incorporated by reference to Exhibit 10.12b to the Company’s Annual Report on Form 10-K, filed with the Commission on March 14, 2005.

4.3.c
Third Amendment to FMC Corporation Non-Qualified Savings and Investment Plan Trust between Fidelity Management Trust Company and the Company, effective as of February 14, 2005, incorporated by reference to Exhibit 10.8.c to the Company’s Annual Report on Form 10-K, filed with the Commission on February 23, 2009.

4.3.d
Fourth Amendment to FMC Corporation Non-Qualified Savings and Investment Plan Trust between Fidelity Management Trust Company and the Company, effective as of July 1, 2005, incorporated by reference to Exhibit 10.8.d to the Company’s Annual Report on Form 10-K, filed with the Commission on February 23, 2009.

4.3.e
Fifth Amendment to FMC Corporation Non-Qualified Savings and Investment Plan Trust between Fidelity Management Trust Company and the Company, effective as of April 23, 2008, incorporated by reference to Exhibit 10.8.e to the Company’s Annual Report on Form 10-K, filed with the Commission on February 23, 2009.

4.3.f
Sixth Amendment to FMC Corporation Non-Qualified Savings and Investment Plan Trust between Fidelity Management Trust Company and the Company, effective as of March 26, 2009, incorporated by reference to Exhibit 10.7.f to the Company’s Annual Report on Form 10-K, filed with the Commission on February 28, 2017.

4.3.g
Seventh Amendment to FMC Corporation Non-Qualified Savings and Investment Plan Trust between Fidelity Management Trust Company and the Company, effective as of April 1, 2017, incorporated by reference to Exhibit 10.7.g to the Company’s Annual Report on Form 10-K, filed with the Commission on February 28, 2017.

4.4
Restated Certificate of Incorporation, as amended through April 30, 2019, incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q, filed with the Commission on May 8, 2019.

4.5	Restated By-Laws of FMC Corporation as of April 30, 2019, incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q, filed with the Commission on May 8, 2019.

5.1	Opinion of Michael F. Reilly as to the legality of the Deferred Compensation Obligations and shares of Common Stock being registered hereby which may be issued by the Company under the Plan

5.2	Opinion of Pepper Hamilton LLP regarding ERISA compliance.

23.1	Consents of KPMG LLP.

23.2	Consent of Michael F. Reilly. (contained in Exhibit 5.1).

23.3	Consent of Pepper Hamilton LLP. (contained in Exhibit 5.2).

24.1	Power of Attorney (set forth on the signature page of this Registration Statement).

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i.)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii.)To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii.)To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Philadelphia, state of Pennsylvania, on this 19th day of December, 2019.
FMC CORPORATION
(Registrant)

By:	/S/ ANDREW D. SANDIFER
Andrew D. Sandifer Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Each person in so signing also makes, constitutes and appoints Andrew D. Sandifer, Pierre R. Brondeau and Michael F. Reilly, and each of them acting alone, his or her true and lawful attorney-in-fact, with full power of substitution, to execute and cause to be filed with the Commission pursuant to the requirements of the Securities Act, any and all amendments and post-effective amendments to this Registration Statement, with exhibits to such registration statements and amendments and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his or her substitute or substitutes may do or cause to be done by virtue hereof.

Signature	Title	Date
/S/ PIERRE R. BRONDEAU Pierre R. Brondeau	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	December 19, 2019

/S/ ANDREW D. SANDIFER Andrew D. Sandifer	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	December 19, 2019

/S/ NICHOLAS L. PFEIFFER Nicholas L. Pfeiffer	Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	December 19, 2019

/S/ MARGARETH OEVRUM Margareth Oevrum	Director	December 19, 2019

/S/ K'LYNNE JOHNSON K'Lynne Johnson	Director	December 19, 2019

/S/ VINCENT R. VOLPE, JR. Vincent R. Volpe, Jr.	Director	December 19, 2019

/S/ G. PETER D’ALOIA G. Peter D’Aloia	Director	December 19, 2019

/S/ WILLIAM H. POWELL William H. Powell	Director	December 19, 2019

/S/ G. SCOTT GREER G. Scott Greer	Director	December 19, 2019

/S/ PAUL J. NORRIS Paul J. Norris	Director	December 19, 2019

/S/ EDUARDO E. CORDEIRO Eduardo E. Cordeiro	Director	December 19, 2019

/S/ DIRK A. KEMPTHORNE Dirk A. Kempthorne	Director	December 19, 2019

/S/ ROBERT C. PALLASH Robert C. Pallash	Director	December 19, 2019